Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name Of Subsidiary	Jurisdiction of Organization	Year of Formation

AZUR Environmental Limited (inactive) (wholly owned by Registrant)	United Kingdom	1990

Standard Outdoor LLC (wholly owned by Registrant)	Delaware	2016

Standard Outdoor Southwest LLC (wholly owned by Standard Outdoor LLC)	Delaware	2016

Pillar General Inc. (wholly owned by Registrant)	Delaware	2016

Pillar General LLC (inactive) (wholly owned by Registrant)	Delaware	2016

Turning Point Brands, Inc. (majority owned by Registrant)	Delaware	2004

Standard Outdoor Southeast I LLC (wholly owned by Standard Outdoor LLC)	Delaware	2017

Standard Outdoor Southeast II LLC (wholly owned by Standard Outdoor LLC)	Delaware	2017

Interboro Holdings, Inc. (wholly owned by Pillar General Inc.)	Delaware	2011

Maidstone Insurance Company (wholly owned by Interboro Holdings, Inc.)	New York	1988

Interboro Management (wholly owned by Interboro Holdings, Inc.)	Delaware	2011

AIM Insurance Agency (wholly owned by Interboro Holdings, Inc.)	Delaware	2014